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                                                                                                               OMB APPROVAL
   FORM 3                                UNITED STATES SECURITIES AND EXCHANGE COMMISSION              ----------------------------
                                                       WASHINGTON, D.C. 2054                            OMB Number:  3235-0104
------------                                                                                            Expires: December 31, 2001
                                                                                                        Estimated average burden
                                      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES           hours per response:    0.5
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 (Print or           Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the
Type Responses)    Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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                                     2. Date of Event          4. Issuer Name and Ticker or Trading Symbol:
  1. Name and Address of                Requiring Statement
     Reporting Person*                  (Month/Day/Year)
                                                                       LecStar Corporation (LCST)
      James E. Malcom                      6/25/2001
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  (Last)     (First)      (Middle)                             5. Relationship of Reporting     6. If Amendment, Date of
  c/o LecStar Corporation                                         Person(s) to Issuer              Original (Month/Day/Year)
  4501 Circle 75 Parkway, Suite 4210                             (Check all applicable)
--------------------------------------------------------------    -- Director   -- 10% Owner   ------------------------------------
            (Street                  3. I.R.S. Identification     X  Officer    -- Other        7. Individual or Joint/Group Filing
                                        Number of Reporting       -- (give title   (specify        (Check Applicable Line)
                                        Person, if an entity         below)         below)          X  Form filed by One
  Atlanta, Georgia 30339                (voluntary)                  Vice President,               --  Reporting Person
------------------------------------           N/A                   Chief Financial               -- Form filed by More than One
  (City)      (State)        (Zip)                                   Officer & Treasurer              Reporting Person
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                                        Table I -- Non-Derivative Securities Beneficially Owned
===================================================================================================================================
  1. Title of      2. Amount of Securities    3. Ownership Form:           4. Nature of Indirect
     Security         Beneficially Owned         Direct (D) or                Beneficial Ownership
     (Instr. 4)       (Instr. 4)                 Indirect (I)  (Instr. 5)     (Instr. 5)
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  N/A
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                     (Over)

* If the form is filed by more than one reporting person, see Instruction 5(b)(v).

              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT
                            REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

                                                                                                                    SEC 1473 (3-99)
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FORM 3 (CONTINUED)

         TABLE II-- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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 1. TITLE OF DERIVATIVE SECURITY                 2. DATE EXERCISABLE                  3. TITLE AND AMOUNT OF SECURITIES
    (INSTR. 4)                                      AND EXPIRATION DATE                  UNDERLYING DERIVATIVE SECURITY
                                                   (MONTH/DAY/YEAR)                     (INSTR. 4)
                                                ------------------------------------------------------------------------------------
                                                     DATE           EXPIRATION                                 AMOUNT OR
                                                 EXERCISABLE           DATE                   TITLE            NUMBER OF
                                                                                                                SHARES


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 OPTIONS                                         06/24/2002         06/24/2006        COMMON                    250,000
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 4. CONVERSION                    5. OWNERSHIP FORM OF                  6. NATURE OF
    OR EXERCISE                      DERIVATIVE SECURITY:                  INDIRECT
    PRICE OF                         DIRECT (D)                            BENEFICIAL
    DERIVATIVE                       OR INDIRECT (I)                       OWNERSHIP
    SECURITY                         (INSTR. 5)                            (INSTR. 5)


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    $0.55                            D (1)
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Explanation of Responses

(1) The options above vest ratably over five (5) years.

**  Intentional misstatements or omissions of facts           By: /s/ JAMES E. MALCOM                         July 19, 2001
    constitute Federal Criminal Violations.                       --------------------------------            ------------------
                                                                  **Signature of Reporting Person             Date

    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.  If space is insufficient,
       See Instruction 6 for procedure.

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                                                                                                                     SEC 1473 (3-99)
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